N-SAR 77D

WELLS FARGO MASTER TRUST

International Core Portfolio
o   Investment Objective Revised:
    Current: Seeks total return, with an emphasis on capital appreciation over the long-term, by investing primarily in equity securities of non-U.S. companies.
    Revised: Seeks long-term capital appreciation.
o Security Type Restriction Added: Restriction of up to 20% of the Fund's total assets in emerging markets

International Value Portfolio
o   Security Type Restriction Removed:
    We invest in the equity securities of non-U.S. companies "with market capitalizations of $400 million or more, but primarily invest in those with medium to large market capitalizations. We expect to maintain diversification among the countries represented in the industry benchmark, the MSCI/EAFE index. Generally, the non-U.S. securities we hold will be traded on a stock exchange or other market in the country in which the issuer has its principal place of business or principal office, but they also may be traded in other countries, including the U.S."

International Index Portfolio
o   Investment Objective Revised:
    Current: Seeks to match as closely as practicable the performance of an international portfolio of common stocks represented by the Morgan Stanley Capital International Europe, Australia, Far East Index (the "MSCI EAFE Index," or the "Index")
    Revised: Seeks to approximate the total return of an international portfolio of common stocks represented by the Morgan Stanley Capital International Europe, Australia, Far East Index (the "MSCI EAFE Index," or the "Index"), before expenses.

International Growth Portfolio
o   Investment Objective Revised:
    Current: Seeks long-term capital appreciation, by investing primarily in equity securities.
    Revised:  Seeks long-term capital appreciation.
o   Security Type Restriction Removed:
    The Adviser will limit the Portfolio's exposure to any one country to not more than 20% of the Portfolio's total assets with the exception of The United Kingdom and Japan, which each have a maximum exposure of 25% of the Portfolio's total assets.
o   Security Type Restriction Added:
    Restriction of up to 20% of the Fund's total assets in emerging market equity securities

Small Cap Index Portfolio
o   Investment Objective Revised:
    Current: Seeks to replicate the total return of the Standard & Poor's Small Cap 600 Composite Stock Price Index ("S&P 600 Small Cap Index") with minimum tracking error and to minimize transaction costs.
    Revised: Seeks to replicate the total return of the Standard & Poor's Small Cap 600 Composite Stock Price Index ("S&P 600 Small Cap Index"), before expenses.

Index Portfolio
o   Investment Objective Revised:
    Current: Seeks to replicate the total rate of return of the Standard & Poor's 500 Composite Stock Index (the "S&P 500 Index").
    Revised: Seeks to replicate the total return of the Standard & Poor's 500 Composite Stock Index (the "S&P 500 Index"), before expenses.


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Disciplined Growth Portfolio
o   Investment Objective Revised:
    Current: Seeks capital appreciation by investing primarily in common stocks of larger companies
    Revised: Seeks long-term capital appreciation.

Small Company Growth Portfolio
o   Investment Objective Revised:
    Current: Seeks to provide long-term capital appreciation by investing in smaller domestic companies.
    Revised: Seeks long-term capital appreciation.
o   Security Type Restrictions Removed
    - Restriction of investing up to 20% of Fund's assets in securities of companies considered to be mid-capitalization
    - Restriction of not investing more than 10% of total assets in securities of a single issuer

Large Company Growth Portfolio
o   Investment Objective Revised:
    Current: Seeks long-term capital appreciation by investing primarily in large, domestic companies that we believe have superior growth potential.
    Revised: Seeks long-term capital appreciation.

C&B Large Cap Value Portfolio
o   Security Type Description Revised:
    Current: We invest principally in large-capitalization securities, which we define as securities of companies with market capitalizations of $1 billion or more.
    Revised: "...we invest principally in equity securities of large-capitalization companies, which we define as companies with market capitalizations of $3 billion or more."
o   Security Type Restriction Added
    Up to 15% of total assets in foreign securities through ADRs and similar investments